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                           CONSENT OF J. H. COHN LLP

We consent to the incorporation by reference in this Amended Annual Report on Form 10-K/A, which is being filed with the Securities and Exchange Commission by NHP Incorporated ("NHP"), of our report dated April 26, 1995 with respect to our audit of the financial statements of Marlboro Greens Limited Partnership for the years ended December 31, 1994 and 1993, and the incorporation by reference of such report into NHP's Registration Statement on Form S-8 (No. 333-11933), NHP's Registration Statement on Form S-8 (No. 333-11863), NHP's Registration Statement on Form S-8 (No. 333-11917), NHP's Registration Statement on Form S-8 (No. 333-11857) and NHP's Registration Statement on Form S-8 (No. 333-08137).

                                  /s/ J. H. Cohn LLP


                                  J. H. COHN LLP


Roseland, New Jersey
October 3, 1997